UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2011 (April 21, 2011)

SUBAYE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34660	35-2089848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A536-537, 13 Block, 232 Waihuandong Road,
Xiaoguwei Street,
University City,
Guangzhou GD
510006 China
 (Address of principal executive offices) (Zip Code)

(86) 20 3999 0266
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2011, Qimei Liu and Jinliu Deng resigned as directors of Subaye, Inc. (the “Company”).  Both Ms. Liu and Mr. Deng are independent members of the Company’s board of directors and are members of the Company’s audit committee.  Ms. Liu is also chairman of the Company’s compensation committee and member of the Company’s nominating and corporate governance committee.  Mr. Deng is also chairman of the nominating and corporate governance committee and member of the Company’s compensation committee.  The Company has stated that the directors resigned for personal reasons and not because of any disagreement with the Company relating to the Company’s operations, policies or practices.

The Company shall provide to each of Ms. Liu and Mr. Deng a copy of the disclosures it is making in response to this Item 5.02 no later than the date of filing of this Current Report on Form 8-K, and shall provide to each of Ms. Liu and Mr. Deng the opportunity to furnish a letter addressed to the Company as promptly as possible stating whether or not Ms. Liu and Mr. Deng agree with the statements made by the Company in response to this Item 5.02, and if not, stating the respects in which they do not agree.  The Company shall file any such letter received by Ms. Liu or Mr. Deng as an exhibit by amendment to this Current Report on Form 8-K within two business days after receipt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 26, 2011

SUBAYE, INC.

By: /s/ Zhiguang Cai Name: Zhiguang Cai Title: Chief Executive Officer